UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C., 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.      )

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ESCO TECHNOLOGIES INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF THE ANNUAL MEETING OF
THE STOCKHOLDERS OF
ESCO TECHNOLOGIES INC.
St. Louis, Missouri
December 21, 2005
TO THE STOCKHOLDERS OF
ESCO TECHNOLOGIES INC.:
      The Annual Meeting of the Stockholders of ESCO Technologies Inc. will be held at the Hilton St. Louis Frontenac Hotel, 1335 South Lindbergh Blvd., St. Louis County, Missouri 63131 on Thursday, February 2, 2006, commencing at 9:30 A.M. St. Louis time, at which meeting only holders of record of the Company’s common stock at the close of business on December 7, 2005 will be entitled to vote, for the following purposes:
      1. To elect three directors;
      2. To vote on a proposal to approve the Incentive Compensation Plan For Executive Officers;
      3. To vote on a proposal to ratify the Company’s selection of KPMG LLP as independent auditors for the fiscal year ending September 30, 2006; and
      4. To transact such other and further business, if any, as lawfully may be brought before the meeting.

ESCO TECHNOLOGIES INC.

BY

Chairman and
Chief Executive Officer
     Secretary
      Even though you may plan to attend the meeting in person, please execute the enclosed form of proxy and mail it promptly. A return envelope which requires no postage if mailed in the United States is enclosed for your convenience.

ESCO TECHNOLOGIES INC.
9900A Clayton Road, St. Louis, Missouri 63124
PROXY STATEMENT
FOR THE ANNUAL MEETING OF THE STOCKHOLDERS TO BE HELD FEBRUARY 2, 2006
      This proxy statement is furnished to the holders of all of the issued and outstanding shares of common stock (the “Common Shares”) of ESCO Technologies Inc. (the “Company”) in connection with the solicitation of proxies for use in connection with the Annual Meeting of the Stockholders to be held February 2, 2006, and all adjournments thereof, for the purposes set forth in the accompanying Notice of the Annual Meeting of the Stockholders. Such holders are hereinafter referred to as the “Stockholders”. The Company is first mailing this proxy statement and the enclosed form of proxy to Stockholders on or about December 21, 2005.
      Whether or not you expect to be present in person at the meeting, you are requested to fill in, sign, date and return the enclosed form of proxy. If you attend the meeting, you may vote by ballot. If you do not attend the meeting, the Common Shares can be voted only when represented by a properly executed proxy. In this case you have several choices:

•	You may vote on each proposal when returning the enclosed proxy form, in which case the Common Shares will be voted in accordance with your choices.

•	You may, when appropriate, indicate a preference to abstain on any proposal, which will have the effect described in “VOTING” on page 22.

•	You may return a properly executed proxy form without indicating your preferences, in which case the proxies will vote the Common Shares FOR election of the directors nominated by the Board of Directors, FOR the proposal to approve the Incentive Compensation Plan For Executive Officers, and FOR the proposal to ratify the Company’s selection of KPMG LLP as independent auditors for the fiscal year ending September 30, 2006, and in their discretion on such other business as may properly come before the meeting.
      Any person giving such proxy has the right to revoke it at any time before it is voted by giving written notice of revocation to the Secretary of the Company, by duly executing and delivering a proxy bearing a later date, or by attending the Annual Meeting and casting a contrary vote in person.
      The close of business on December 7, 2005 was fixed as the record date for the determination of the Stockholders entitled to vote at the Annual Meeting of the Stockholders. As of the record date, 25,576,235 Common Shares were outstanding and entitled to be voted at such meeting. The Stockholders will be entitled to cast one vote for each Common Share held of record on the record date.
      A copy of the Company’s Annual Report to Stockholders for the fiscal year ended September 30, 2005 accompanies this proxy statement.
      The solicitation of this proxy is made by the Board of Directors of the Company. The solicitation will be by mail, and the expense thereof will be paid by the Company. Proxies may also be solicited by telephone, email or telefax by directors, officers or regular employees of the Company.
Split of Common Stock
      Effective September 9, 2005, the Common Shares were split two-for-one which was effected in the form of a 100% stock dividend (the “Stock Split”). All numbers in this proxy statement representing quantities of Common Shares and their respective dollar values have been adjusted to reflect the Stock Split.

I.     ELECTION OF DIRECTORS
      The Board of Directors unanimously recommends a vote FOR election of C.J. Kretschmer, J.M. McConnell and D.C. Trauscht, the three nominees for Directors listed below.
Nominees and Continuing Directors
      The Company’s Bylaws provide that the number of directors shall not be less than three nor greater than ten, and shall be determined from time to time by majority vote of the Board of Directors. In accordance with the Bylaws, the Board of Directors has fixed the number of directors at nine. The Board is divided into three classes, with the terms of office of each class ending in successive years. Three directors of the Company are to be elected for terms expiring at the Annual Meeting in 2009, or until their respective successors have been elected and have qualified. Currently, there is a total of eight directors. Pursuant to the Company’s Articles of Incorporation, a majority of the directors in office may fill any vacancy on the Board of Directors. As of the date of mailing of this proxy statement, the Company has not determined whether or whom to propose as an additional director. Certain information with respect to the nominees for election as directors proposed by the Company and the other directors whose terms of office as directors will continue after the Annual Meeting is set forth below. Should any one or more of the nominees be unable or unwilling to serve (which is not expected), the proxies (except proxies marked to the contrary) will be voted for such other person or persons as the Board of Directors of the Company may recommend. Proxies cannot be voted for more than three nominees.

Name, Age, Principal Occupation or	Served as
Position, Other Directorships	Director Since

TO BE ELECTED FOR TERMS ENDING IN 2009
C.J. Kretschmer, 49	2002
President and Chief Operating Officer of the Company
J.M. McConnell, 64	1996
Retired President and Chief Executive Officer, Instron Corporation, manufacturer of scientific instruments
D.C. Trauscht, 72	1991
Chairman, BW Capital Corporation, private investment company
Director of OMI Corporation, Bourns Inc. and Recon Optical Inc.
TO CONTINUE IN OFFICE UNTIL 2008
W.S. Antle III, 61	1994
Former Chairman, President and Chief Executive Officer of Oak Industries, Inc., manufacturer of engineered products for the telecommunications industry
Director of John H. Harland Company and Checkpoint Systems, Inc.
L.W. Solley, 63	1999
Retired Executive Vice President, Emerson Electric Co., manufacturer of electrical and other products
J.D. Woods, 74	2001
Chairman Emeritus and retired Chief Executive Officer, Baker Hughes Incorporated, supplier of oilfield equipment and services
Director of National Oilwell Varco, Inc., OMI Corporation, United States Enrichment Corporation and Foster Wheeler Ltd.
TO CONTINUE IN OFFICE UNTIL 2007
V.L. Richey, Jr., 48	2002
Chairman and Chief Executive Officer of the Company
J.M. Stolze, 62	1999
Vice President and Chief Financial Officer, Stereotaxis, Inc., manufacturer of medical instruments

      Each of the nominees and continuing directors has had the same position with the same employer as stated in the preceding table during the past five years, except as follows:
      Mr. Kretschmer was Vice President and Chief Financial Officer of the Company from October 1999 until February 2001 and Senior Vice President and Chief Financial Officer from February 2001 to February 2002. Mr. Kretschmer was Executive Vice President and Chief Financial Officer from February 2002 to October 2002. Since the latter date, he has been President and Chief Operating Officer of the Company.
      From April 1990 until December 2001, Mr. McConnell was President and Chief Executive Officer of Instron Corporation.
      From November 1992 until February 2002, Mr. Solley was Executive Vice President of Emerson Electric Co.
      From October 2000 to August 2001, Mr. Richey was Senior Vice President and Group Executive of the Company. Mr. Richey was President and Chief Operating Officer from August 2001 to October 2002. Since October 2002, he has been Chief Executive Officer of the Company, and since April 2003, he has also been Chairman.
      From June 1995 until December 2003, Mr. Stolze was Executive Vice President and Chief Financial Officer of MEMC Electronic Materials, Inc. Since May 2004, he has been Vice President and Chief Financial Officer of Stereotaxis, Inc.
Board of Directors and Committees
      As a result of its annual review of director independence, the Board of Directors has determined that none of the non-employee directors has a material relationship with the Company and, as a result, such directors are determined to be independent under the standards of the New York Stock Exchange. The non-employee directors are Messrs. W.S. Antle III, J.M. McConnell, L.W. Solley, J.M. Stolze, D.C. Trauscht and J.D. Woods. None of these directors had any relationship, material or otherwise, with the Company other than in his capacity as a director and shareholder. There were five meetings of the Board of Directors during fiscal year 2005. All of the incumbent directors attended at least 75% of the meetings of the Board and committees on which they served. The Company’s policy requires the attendance of all directors at the Annual Meeting of Stockholders, except for absences due to causes beyond the reasonable control of the director. Each of the eight directors in office at the time of the 2005 Annual Meeting attended that meeting.
      The many responsibilities and the substantial time commitment of being a director of a public company require that the Company provide adequate incentives for the directors’ continued performance by paying compensation commensurate with the directors’ expertise and duties. The non-employee directors are compensated based upon their respective levels of Board participation and responsibilities, including service on Board committees. Directors who are employees of the Company do not receive any compensation for service as directors. Effective January 1, 2005 and currently, compensation paid to non-employee directors is as follows: annual cash retainer for each non-employee director — $20,000; additional annual cash retainer for Lead Director — $15,000; annual fee for Board meetings — $4,800; annual cash retainer for Chairman of Audit and Finance Committee — $7,000; annual cash retainer for Chairmen of Human Resources and Compensation and Nominating and Corporate Governance Committees — $5,000; annual fee for meetings of Audit and Finance Committee and Human Resources and Compensation Committee — $4,800; annual fee for meetings of Nominating and Corporate Governance Committee — $6,000. In addition, each non-employee director receives a retainer of 800 Common Shares per quarter. All of the above-mentioned cash retainers and fees are paid in advance in January of each year.
      Under the Company’s extended compensation plan for non-employee directors who began Board service prior to April 2001, each director currently on the Board who has served as a non-employee director for at least five years or whose tenure as a director expires pursuant to the Company’s Bylaws restriction regarding maximum age for election will, after the later of termination of services as a director or reaching age 65, receive for life a percentage of the fiscal year 2001 annual cash retainer for directors of $20,000. Such percentage ranges from 50% to 100% based upon years of service as a director. In the event of death of a retired director who is eligible under this plan, 50% of the benefit will be paid to the surviving spouse for life. On or after retirement, if the eligible director so elects, the actuarial equivalent of the benefit may be received in a single lump sum.
      Directors may elect to defer receipt of all of their cash compensation and/or all of their quarterly stock retainer. If elected, the deferred amounts are credited to the director’s deferred compensation account in stock equivalents. Deferred amounts will be distributed in Common Shares or cash at such future dates as specified by the director unless distribution is accelerated in certain circumstances, including a change in control of the Company. The stock portion which has been deferred may only be distributed in Common Shares.
CORPORATE GOVERNANCE
      The Board of Directors has adopted corporate governance guidelines and a code of business conduct and ethics applicable to all of the Company’s directors, officers and employees. These documents are posted on the Company’s web site: www.escotechnologies.com. A copy of each of the corporate governance guidelines and the code of business conduct and ethics is also available in print to any Stockholder who requests it.
      Mr. Trauscht, the Company’s Lead Director, presides at meetings of the non-employee directors (each of whom is deemed independent), which occur on a regular basis. Interested parties who wish to make their concerns known to the Company’s non-employee directors may communicate directly with the Lead Director by writing to: Mr. D.C. Trauscht, Lead Director, ESCO Technologies Inc., 9900A Clayton Road, St. Louis, MO 63124-1186.
COMMITTEES
      The members of the Board of Directors are appointed to various committees. The standing committees of the Board are: the Executive Committee, the Audit and Finance Committee, the Human Resources and Compensation Committee and the Nominating and Corporate Governance Committee. Each of these committees operates under a written charter adopted by the Board of Directors.
      The Executive Committee’s function is to exercise the full authority of the Board of Directors between Board meetings, except that the Executive Committee may not take certain specified actions which the Board of Directors has reserved for action by the whole Board. The Committee held no meetings in fiscal year 2005. Mr. Richey (Chairman), Mr. Antle and Mr. Trauscht are the members of the Committee.
      The Audit and Finance Committee’s functions generally are to assist oversight by the Board of Directors of the Company’s financial reporting process, the Company’s compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, and the performance of the Company’s out-sourced internal audit function and independent auditors. These functions include the responsibility to appoint, retain and oversee the firm of independent auditors performing the annual audit; to annually evaluate the qualifications, independence and prior performance of the independent auditors; to review the scope of the auditors’ work and approve their annual audit fees and their other non-audit service fees; to review the Company’s internal controls with the independent auditors and the internal audit executive; to review with the independent auditors any problems they may have encountered during the annual audit; discuss 10-K and 10-Q reports with management and independent auditors before filing; review and discuss earnings press releases; discuss with management major financial risk exposures; to review the annual plan and associated resource allocation of the out-sourced internal audit function; to review the Company’s reports to Stockholders with management and the independent auditors and receive certain assurances from management; to prepare a report as required by the Securities and Exchange Commission to be included in the annual proxy statement; and to review the effectiveness of the Company’s legal, regulatory and corporate governance compliance programs. Each member of the Committee is an independent director, as defined in the applicable listing standards of the New York Stock Exchange. The Board of Directors has determined that Mr. Stolze, a member of the Audit and Finance Committee, is an audit committee financial expert within the meaning of Item 401(h) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange

Act”), and is independent within the meaning of Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act. The Committee met eight times in fiscal year 2005. Mr. Antle (Chairman), Mr. McConnell and Mr. Stolze are the members of the Committee. The Committee’s charter is posted on the Company’s website: www.escotechnologies.com and is available in print to any Stockholder who requests it.
      The Human Resources and Compensation Committee’s functions generally are to review and approve corporate goals and objectives relevant to compensation of the Chief Executive Officer; to evaluate the Chief Executive Officer’s performance in light of these goals and objectives; to determine and approve the Chief Executive Officer’s compensation level based upon the evaluation; to review and approve the compensation of officers and other key executives, incentive-compensation plans, equity-based plans and other compensation plans; to review and approve material changes to benefit programs, including new programs; to review the performance and development of Company management in achieving corporate goals and objectives; to assure that executive officers and other senior executives of the Company are compensated in a manner consistent with the strategy of the Company and competitive practice; to prepare a report on executive compensation as required by the Securities and Exchange Commission to be included in the annual proxy statement; and to oversee the Charitable Contributions Program. Each member of the Committee is an independent director, as defined in the applicable listing standards of the New York Stock Exchange. The Committee met four times in fiscal year 2005. Mr. Woods (Chairman), Mr. Solley and Mr. Trauscht are the members of the Committee. The Committee’s charter is posted on the Company’s website: www.escotechnologies.com and is available in print to any Stockholder who requests it.
      The Nominating and Corporate Governance Committee’s functions generally are to identify and recommend approval of individuals qualified to become Board members; to recommend director nominees for selection to the Board; to develop and recommend to the Board effective corporate governance guidelines; to oversee the Company’s ethics programs; and to lead the Board in its annual review of the Board’s performance. The Committee will consider candidates for election as directors recommended by Stockholders and evaluate such individuals in the same manner as other candidates proposed to the Committee. All candidates must meet the legal, regulatory and exchange requirements applicable to members of the Board of Directors. The Committee has not established other specific minimum qualifications that must be met by a candidate in order to be considered for nomination by the Committee, but requires that candidates have varied business and professional backgrounds; be persons of the highest integrity; possess sound business judgment and possess such other skills and experience as will enable the Board to act in the long term interests of the Stockholders. Additionally, the Committee may establish and utilize such other specific membership criteria as the Committee deems appropriate from time to time in light of the Board’s need of specific skills and experience. The Committee may identify new candidates for nomination based on recommendations from Company management, employees, non-management directors, third party search firms, Stockholders and other third parties. Consideration of a new candidate typically involves the Committee’s review of information pertaining to such candidate and a series of internal discussions, and may proceed to interviews with the candidate. New candidates are evaluated based on the above described criteria in light of the specific needs of the Board and the Company at the time. Incumbent directors whose terms are set to expire are evaluated based on the above described criteria, as well as a review of their overall past performance on the Board of Directors. The Committee has the authority to engage third-party search firms to identify candidates, but did not do so in fiscal year 2005. Stockholders who wish to recommend director candidates for the next Annual Meeting of Stockholders should notify the Committee no later than August 28, 2006. Submissions are to be addressed to the Nominating and Corporate Governance Committee, c/o the Company’s Corporate Secretary, Alyson S. Barclay, at ESCO Technologies Inc., 9900A Clayton Road, St. Louis, MO 63124-1186, which submissions will then be forwarded to the Committee. The Committee is not obligated to nominate any such individual for election. No such Stockholder candidates have been received by the Company for this Annual Meeting. Each member of the Committee has been determined by the Board to be an independent director, as defined in the applicable listing standards of the New York Stock Exchange. The Committee met five times in fiscal year 2005. Mr. Trauscht (Chairman) and Mr. Solley are the members of the Committee. The Committee’s charter is posted on the Company’s website: www.escotechnologies.com and is available in print to any Stockholder who requests it.

Report of the Audit and Finance Committee
      The Audit and Finance Committee (the “Committee”) oversees and monitors the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the Company’s systems of internal control. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements to be included in the Annual Report on Form 10-K for the year ended September 30, 2005 with management, including a discussion of the quality and the acceptability of the Company’s financial reporting practices and the internal controls over financial reporting.
      The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America, their judgments as to the quality and the acceptability of the Company’s financial reporting and such other matters as are required to be discussed with the Committee under auditing standards generally accepted in the United States of America. In addition, the Committee discussed with the independent auditors the auditors’ independence from management and the Company, including the impact of non-audit-related services provided to the Company and the matters in the auditors’ written disclosures and the letter required by Standard No. 1 of the Independence Standards Board received by the Company. The Committee also discussed with the independent auditors the matters required to be discussed by Statements on Auditing Standards No. 61.
      Further, the Committee discussed with the Company’s internal audit executive and independent auditors the overall scope and plans for their respective audits. The Committee meets periodically with the internal audit executive and independent auditors, with and without management present, to discuss the results of the examinations, their evaluations of the Company’s internal controls (including internal controls over financial reporting), and the overall quality of the Company’s financial reporting.
      In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended September 30, 2005 for filing with the Securities and Exchange Commission. The Committee also evaluated and reappointed KPMG LLP as the Company’s independent auditors for fiscal 2006.

The Audit and Finance Committee

W.S. Antle III, Chairman
J.M. McConnell
J.M. Stolze

Executive Compensation
Report Of The Human Resources And Compensation Committee
On Executive Compensation
Introduction
      The following report is provided by the Human Resources and Compensation Committee of the Board of Directors (the “Committee”). The Committee supervises the Company’s Executive Compensation Program (the “Program”) and is directly responsible for compensation actions affecting the executive and other senior officers of the Company. In this regard, the role of the Committee is to oversee ESCO’s compensation plans and policies, annually review and approve all decisions relative to the executive officers’ compensation, and administer the plans (including the review and approval of equity awards to executive officers) and annually review and approve all decisions relative to the executive officers’ compensation. The Committee is also responsible for reviewing and supporting the corporate goals and objectives relevant to CEO compensation and evaluating the CEO’s performance in light of those goals and objectives.
      The Committee’s charter reflects these various responsibilities, and the Committee and the Board periodically review and revise the charter. The Committee’s membership is determined by the Board and is composed entirely of independent directors. The Committee meets at scheduled times during the year, and it also considers and takes action by written consent. The Committee Chairman reports on Committee actions and recommendations at Board meetings. ESCO’s Human Resources Department supports the Committee in its work and in some cases acts pursuant to delegated authority to fulfill various functions in administering ESCO’s compensation programs. In addition, the Committee has the authority to engage the services of outside advisers, experts and others to assist the Committee.
Executive Compensation Philosophy
      The Company’s general compensation philosophy is that total cash compensation should vary with ESCO’s performance in achieving financial and non-financial objectives, and that long-term compensation should be closely aligned with the Stockholders’ interests. The Program is designed and administered to relate executive compensation to four basic objectives:

•	Competitive Position: The Program is designed to pay competitive compensation so the Company can attract and retain highly qualified executives. To assist it in determining competitive compensation practices, the Committee utilizes information about compensation levels of peer companies and other industrial companies. The Committee generally seeks to set executive compensation close to the median levels of such companies. For fiscal 2005, the Committee retained a nationally-recognized, independent executive compensation consultant, which was recommended by management, to provide this information. When compensation varies from competitive levels, the Committee makes appropriate adjustments over time through the annual compensation planning process.

•	Company Performance: The Program is designed to reflect overall Company performance, with appropriate consideration of conditions that exist in the industries in which it engages. In determining compensation levels and compensation changes, the Committee considers the Company’s overall performance in meeting both short- term and long-term objectives, achievement of operating objectives, performance in key areas such as Stockholder value, economic profit, growth and earnings per share, as well as progress toward long-term strategic objectives.

•	Stockholder Return: The Program has been designed to establish a direct link between the interests of the Company’s executives and its Stockholders. This is accomplished by allocating a portion of senior management compensation to stock-based programs tied directly to Stockholder return and by establishing executive officer and other senior officer stock ownership guidelines.

•	Individual Performance: In addition to the above factors, the Committee considers the executive’s individual performance and contributions to the Company’s results in determining appropriate compensation levels.
The Executive Compensation Program
      There are three components to the Company’s executive compensation program: base salary, annual incentive cash compensation, and long-term incentive compensation. Each executive’s compensation is linked directly to the Company’s performance through substantial at-risk variable pay.

•	Base Salary: The base salary of each executive is reviewed annually and set by the Committee generally at the beginning of each fiscal year. Salary changes reflect overall Company performance, pay competitiveness and the individual’s performance. The targeted percentage of total cash compensation represented by base salary varies based on the level of the position, with a target of approximately 60% for the Chairman and Chief Executive Officer (the “CEO”) and the President and Chief Operating Officer (the “COO”), and approximately 70% for the Senior Vice President and Chief Financial Officer and the Vice President, Secretary and General Counsel.

•	Annual Cash Incentive Compensation: A substantial portion of each executive’s annual cash compensation is tied to Company performance through the Company’s Performance Compensation Plan (“PCP”), an annual cash incentive compensation (“bonus”) program. The bonus target percentage of total cash compensation represented by the PCP varies based on the level of the position, with a target for fiscal 2005 of approximately 40% for the CEO and the COO and approximately 30% for the other executive officers. This at-risk component closely links the executives’ pay to the Company’s financial results and provides for compensation variability through lower incentive payments in times of poor financial performance and higher compensation in times of strong performance. The Committee sets bonus targets and evaluation criteria generally at the beginning of each fiscal year. Actual PCP payments will vary from the bonus targets depending on the extent to which performance meets, exceeds or falls below the Company and individual evaluation criteria. These evaluation criteria are both subjective and objective and may include Company performance (considering market conditions and industry circumstances) in key areas such as earnings per share, shareholder value, economic profit, growth and other factors, as well as individual performance as measured against strategic management objectives. The types and relative importance of specific financial and other business objectives may vary among the Company’s executives depending upon their position and the particular function(s) for which they are responsible.

•	Long-Term Incentive Compensation: To align the interests of the Company’s management directly with those of Stockholders, a portion of executive total compensation is provided by stock-based, long-term compensation plans. To place emphasis on Stockholder return, the Company has historically implemented stock option, performance share, performance-accelerated restricted stock (“PARS”) and restricted stock programs. In the past three years, only stock options and PARS have been awarded to the executive officers. These awards are included in the tables on pages 12 and 13 of this proxy statement.
      The Company’s stock option programs provide for the award of incentive stock options, non-qualified stock options, and stock appreciation rights (“SARs”). No SARs have been awarded to date. All options granted to date, when first issued, have been awarded at an exercise price equal to the fair market value of the stock on the date of the award. Since options vest over time, the Company periodically grants new options to provide continuing incentives for future performance. The size of previous grants and the number of options held are considered by the Committee but are not entirely determinative of future grants. Like base pay, the grants are set with regard to competitive considerations, individual performance and the executive’s potential for future contributions.
      The PARS program allows shares to be earned upon the achievement of specific stock price targets. Vesting is contingent on continued employment for a specified period after the shares are earned. However, awards not earned by stock performance will nevertheless vest and be distributed at the end of the service period established for the award, provided the recipient continues in the employment of the Company.
      Stock-based programs encourage Stockholder value creation, as this component of the compensation system is designed to retain senior executives and motivate them to improve the market value of the stock over a number of years.
Executive Share Ownership Guidelines
      The Committee believes that senior management should have a significant equity interest in the Company. In order to promote equity ownership and further align the interests of management with the Stockholders, the Committee has adopted ownership guidelines for senior management. Under these guidelines, certain executives (including the CEO and other executive officers) are expected to accumulate shares until they achieve and continue to maintain a significant ownership position, expressed as a multiple of total cash compensation as follows: Chairman and Chief Executive Officer — five times total cash compensation; other executive and corporate officers — three times total cash compensation.
      The Committee periodically reviews share ownership levels of those persons subject to these guidelines. These guidelines must be achieved within five years of the effective date of the program or the date of appointment as, or promotion to a corporate officer. Stock options, including vested options, as well as unvested PARS, are not included in determining whether an executive has achieved the ownership levels set forth above. Each of the named executive officers has achieved stockholdings in excess of the applicable multiple set forth above.
Fiscal 2005 Executive Officer Compensation
      Fiscal year 2005 base salaries for the executive officers, which are shown in the Summary Compensation Table on page 12, were set at the beginning of fiscal year 2005. The salaries were set based on a subjective evaluation of fiscal year 2004 performance and the consultant’s review of the current salary levels compared to the Company’s 2004 Peer Group (as described on page 17) and a group of broader industrial companies (together, the “Competitive Group”), consistent with the methodology described above. At the time of the review, all of the executive officers’ base salaries were below the median levels of the Competitive Group.
      In determining fiscal year 2005 target total cash compensation (base salary and PCP targets) for the executive officers, the Committee considered the competitiveness of total cash compensation levels compared to the Competitive Group. The fiscal 2005 total cash compensation of the Company’s executive officers is detailed in the Summary Compensation Table on page 12. The consultant’s report reflected that the bonus target percentages were generally in line with the market median levels.
      The Committee granted the executive officers equity awards in the form of stock options and PARS (See “Fiscal 2005 Long Term Incentive Awards” below.) The specifics of the equity awards provided to the executive officers are detailed in the Summary Compensation Table on page 12.
Fiscal 2005 Chief Executive Officer Compensation
      In fiscal 2005, the Company recorded net sales of $421.9 million, an increase of $7.0 million, or 1.7%, over fiscal 2004 sales of $422.1 million. Fiscal 2005 net earnings from continuing operations were $44.5 million, or $1.66 per share, compared with fiscal 2004 net earnings from continuing operations of $37.8 million, or $1.42 per share. Net earnings from continuing operations increased approximately 18% year over year. Net earnings/(loss) were $43.5 million, or $1.66 per share, $35.7 million, or $2.68 per share and $(41.1) million, or $(3.13) per share in fiscal 2005, 2004 and 2003, respectively.
      The 2004 results of operations included the impact of severance and move costs related to the closure of the Company’s Puerto Rican manufacturing facility. The 2003 results of operations included the impact of similar severance and move costs and several other unusual cost items.

      Fiscal 2005 base salary of $500,000 for the CEO was set the beginning of fiscal year 2005. The Committee took into account the Company’s financial and operating performance for 2004, including the increase in earnings per share over fiscal 2003 and the significant free cash flow. Additionally, the Committee recognized the continuing progress of the CEO and his management team in the evaluation and implementation of capital investments for future growth, continued cost structure improvement, the Puerto Rico facility closure and the MicroSep divestiture.
      In determining the fiscal year 2005 PCP bonus target of $333,000 for the CEO, the Committee considered the total cash compensation of the CEO compared to the Competitive Group and the at-risk percentage of the bonus target for this position, in conjunction with the change in base salary. The actual fiscal year 2005 PCP award of $499,500 to the CEO was based upon the factors identified in the Annual Cash Incentive Compensation paragraph above (page 9) with 50% of the award based upon achievement of the EPS targets, 35% based upon the achievement of other Company performance factors, and 15% based upon the execution of individual objectives which were established by the Committee in consultation with the Lead Director at the beginning of fiscal 2005.
      Based upon the Company’s fiscal 2005 financial performance, as described above, and relative shareowner return, the value of similar incentive awards to CEO’s in the Competitive Group, and the awards given to the CEO in the past three years, the CEO was granted 15,600 stock options and received a PARS award of 15,600 shares in October 2004. See “Fiscal 2005 Long Term Incentive Awards” below and the “Long-Term Compensation” information in the Summary Compensation Table.
      In fiscal 2005, as a result of the achievement of previous PARS awards share price targets, the CEO earned an additional 21,334 shares, which will vest and be distributed upon his continued service through March 31, 2006.
Fiscal 2005 Long Term Incentive Awards
      The option price of stock options awarded to executive officers in fiscal 2005 was the fair market value on the date of award. The fiscal 2005 PARS awards established higher share price targets than previous awards, and aimed to further align the long term interests of the executive officers with those of Stockholders. These shares will be earned subject to the achievement of specified stock price target levels over the period from October 2006 through September 2009; however, awards not earned by stock performance will nevertheless vest and be distributed at the end of the service period established for the award, provided the recipient continues in the employment of the Company. The individual equity grant amounts were based on internal factors such as the size of prior grants, relative job scope and contributions made during the past year, as well as a review (generally over the previous three years) of publicly-available data on executive officer compensation provided by an independent nationally-recognized consultant.
Section 162(m)
      Section 162(m) of the Internal Revenue Code, adopted in 1993, imposes a $1 million cap, subject to certain exceptions, on the deductibility to a company of compensation paid to the executive officers named in such company’s proxy statement. To date, all of the stock options, stock incentive or incentive compensation plans have been approved by shareholders to enable options granted under those plans to qualify as deductible performance-based compensation under Section 162(m). The Company intends, to the extent practicable, to preserve deductibility under the Internal Revenue Code of compensation paid to its executive officers while maintaining compensation programs that effectively attract and retain exceptional executives in a highly-competitive environment.
      The Committee continues to consider other steps which might be in the Company’s best interests to comply with Section 162(m), while reserving the right to award future compensation which would not comply with the Section 162(m) requirements for nondeductibility if the Committee concludes that this is in the Company’s best interests.

      Additionally, cash compensation voluntarily deferred by the named executive officers under the Company’s Deferred Compensation Plan is not subject to the Section 162(m) cap until the year paid.
      In fiscal 2006, the Company is submitting a performance compensation plan to Stockholders for approval to establish an objective method for the development of targets and the subsequent payment of a portion of the executive officers’ bonus, and to provide the Company with the flexibility to establish additional objective bonus criteria as may be appropriate. See “Proposal To Approve The Incentive Compensation Plan For Executive Officers” on page 18.
Summary
      The Committee believes the Company’s compensation program has been designed and managed by the Committee to directly link the compensation of the Company’s executives to Company performance, individual performance and Stockholder return. The Committee will continue to address these compensation levels over time, consistent with Company and individual performance, and will continue to emphasize performance and stock-based compensation that links management and Stockholder interests.

The Human Resources and
Compensation Committee

J.D. Woods, Chairman
L.W. Solley
D.C. Trauscht
Summary Compensation Table
      The following table contains certain information concerning compensation for each of the last three fiscal years for all services rendered in all capacities to the Company and its subsidiaries of the Chairman and Chief Executive Officer and the other three executive officers serving at September 30, 2005. All share numbers and values in this table and the following tables have been adjusted to reflect the Stock Split.

						Long-Term Compensation

	Annual Compensation					Awards			Payouts

						($)		(#)		($)
				($)		Restricted		Securities	($)	All Other
Name and	Fiscal	($)	($)	Other Annual		Stock		Underlying	LTIP	Compen-
Principal Position	Year	Salary	Bonus	Compensation		Awards(1)		Options	Payouts	sation(2)

V. L. Richey, Jr.	2005	$500,000	$499,500	$7,455		$542,880	(3)	15,600	0	$27,957
Chairman & Chief	2004	360,000	480,000	7,081		295,200	(4)	25,400	0	17,375
Executive Officer	2003	280,000	120,000	55,873		0		0	0	6,069
C. J. Kretschmer	2005	322,000	328,490	6,816		348,000	(3)	10,000	0	15,021
President & Chief	2004	260,000	330,000	5,876		233,700	(4)	10,200	0	10,818
Operating Officer	2003	210,000	98,000	11,324		0		0	0	960
G. E. Muenster	2005	250,000	164,780	4,140		222,720	(3)	6,400	0	2,491
Senior Vice President &	2004	195,000	170,000	3,298		118,080	(4)	6,800	0	2,203
Chief Financial Officer	2003	155,000	49,000	27,953	(5)	0		0	0	1,162
A. S. Barclay	2005	195,000	130,200	4,714		160,080	(3)	4,600	0	15,017
Vice President, Secretary &	2004	155,000	140,000	4,381		88,560	(4)	5,600	0	8,318
General Counsel	2003	141,000	42,000	34,360	(6)	0		0	0	2,115

(1)	Restricted shares shown in this column are performance-accelerated restricted shares that will vest if the named officer continues in the employment of the Company through the employment service period established for the award; however, these shares will vest earlier upon achievement of specified stock price targets established for the award and continued employment of the named officer through March 31 of the year following the end of the fiscal year in which the target is achieved. Achievement of target levels is determined based on the average stock price over a period of thirty consecutive trading days. All awards provide for acceleration of vesting in the event of a change in control of the Company. Dividends, if any, will not be paid prior to the vesting and distribution of the shares.

(2)	Amounts shown in this column are Company cash match contributions under the Employee Stock Purchase Plan and/or the Employee Savings Investment Plan whereby the Company matches certain percentages of the employees’ contributions. See “Retirement Plan” on page 14.

(3)	Represents fair market value of $34.80 per share at the time of award for the shares awarded as follows: Mr. Richey — 15,600 shares; Mr. Kretschmer — 10,000 shares; Mr. Muenster — 6,400 shares; Ms. Barclay — 4,600 shares. At September 30, 2005, each of these individuals held an aggregate of unvested Company performance-accelerated restricted stock having a value as follows: Mr. Richey — 48,934 shares/$2,450,125; Mr. Kretschmer — 38,168 shares/$1,911,072; Mr. Muenster — 23,200 shares/$1,161,624; Ms. Barclay — 21,534 shares/$1,078,207.

(4)	Represents fair market value of $24.60 per share at the time of award for the shares awarded as follows: Mr. Richey — 12,000 shares; Mr. Kretschmer — 9,500 shares; Mr. Muenster — 4,800 shares; Ms. Barclay — 3,600 shares.

(5)	Includes car allowance of $15,056 including lease costs, operating expenses and insurance.

(6)	Includes car allowance of $14,938 including lease costs, operating expenses and insurance, and $7,242 for club expenses.

      The Company’s stock option and performance-accelerated restricted stock award agreements applicable to the named executive officers generally provide for acceleration of vesting and, in certain cases, payout of awards in the event of a change in control of the Company, as defined in such agreements.
OPTION GRANTS IN LAST
FISCAL YEAR

	Individual Grants

	(#)	% of Total
	Number of	Options
	Securities	Granted to			($)
	Underlying	Employees	($/Share)		Grant Date
	Options	in Fiscal	Exercise	Expiration	Present
Name	Granted(1)	Year	Price	Date	Value(2)

V. L. Richey	15,600	4.15	$35.18	10/4/2009	$174,712
C. J. Kretschmer	10,000	2.66	35.18	10/4/2009	111,995
G.E. Muenster	6,400	1.70	35.18	10/4/2009	71,677
A. S. Barclay	4,600	1.22	35.18	10/4/2009	51,518

(1)	These stock option grants are non-transferable, have a term of five years from the date of grant, and have an exercise price equal to 100% of the fair market value on the date of grant. The options are exercisable as follows: one-third of the options granted may be exercised on or after one year after the date of grant, an additional one-third on or after two years after the date of grant, and the final one-third on or after three years after the date of grant. In the event of a change in control of the Company, 100% of the options granted immediately vest.

(2)	Estimated present values based on the Black-Scholes option pricing model, a mathematical formula used to value options traded on stock exchanges. The following assumptions were used in applying the model to calculate the values: expected future stock price volatility rate of 28.30%; risk-free rate of return of 3.630% for the option term; annual dividend yield of 0%; and a five-year option term. No adjustments have been made for non-transferability or risk of forfeiture. The actual value of the options will depend on the market price of the shares on the date options are exercised, and may vary significantly from the theoretical values estimated by the Black-Scholes model.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES
      The following table provides certain information concerning stock option exercises during fiscal year 2005 by each of the named executive officers and the value of their unexercised options at September 30, 2005.

			(#)
			Number of	($)
			Securities	Value of
			Underlying	Unexercised,
			Unexercised	In-The-Money
	(#)		Options at	Options at
	Shares	($)	9/30/05	9/30/05(2)
	Acquired	Value	Exercisable/	Exercisable/
Name	on Exercise	Realized(1)	Unexercisable	Unexercisable

V. L. Richey	43,616	$1,957,885	130,850 / 32,534	$4,778,054 / $650,317
C. J. Kretschmer	43,352	1,437,268	36,060 / 16,800	1,291,688 / 315,532
G.E. Muenster	16,478	451,775	75,588 / 10,934	3,111,625 / 206,489
A.S. Barclay	11,184	487,899	77,682 / 8,334	3,132,105 / 160,289

(1)	Based on the difference between the average of the high and low market prices on the date of exercise and the option price.

(2)	Based on the difference between the average of the high and low market prices on September 30, 2005 and the option price.
RETIREMENT PLAN
      At the time of the 1990 spin-off of the Company by Emerson Electric Co. (“Emerson”), the Company established a Retirement Plan (the “Retirement Plan”) in which the Company’s executive officers as well as other covered employees participate. Prior to the 1990 spin-off, the executive officers (other than Mr. Muenster, who was not then an employee) participated in one of the pension plans of Emerson or its subsidiaries. The Retirement Plan is substantially identical to the Emerson Retirement Plan at the time of the 1990 spin-off (the “Emerson Retirement Plan”). Under the Retirement Plan, a participant will be credited with his service under the Emerson Retirement Plan, but his benefit accrued under the Retirement Plan will be offset by his benefit accrued under the Emerson Retirement Plan as of September 30, 1990. Benefits under the Retirement Plan may be reduced under certain maximum provisions of the Internal Revenue Code. In 1993, the Company adopted a Supplemental Executive Retirement Plan (the “SERP”) which provides that where any such reductions occur, the Company will pay a retirement supplement to certain executives including the executive officers (other than Mr. Muenster). The SERP was designed to maintain total retirement benefits at the formula level of the Retirement Plan. Effective December 31, 2003, both the Retirement Plan and the SERP were frozen with no increase in benefits accruing to participants.
      These plans provide for fixed retirement benefits based on the participant’s credited years of service, five-year average compensation (the highest average annual cash compensation during any five consecutive years through 2003), and applicable Social Security covered compensation calculated as of December 31, 2003, the effective date of the freezing of the plans.
      The annual benefit payable at age 65 from the Retirement Plan and the SERP, where applicable, for each of the persons named in the Summary Compensation Table, on the basis of a single life annuity with five years certain payment option, are as follows as of December 31, 2003: Mr. Richey, $60,448; Mr. Kretschmer, $88,498; Mr. Muenster, $31,218; and Ms. Barclay $37,675. Under the current law, the benefits amounts will not be subject to any reduction for Social Security or other offset amounts.
      Effective January 1, 2004, the Company modified its existing Employee Savings Investment Plan (an employee benefit plan under section 401(k) of the Internal Revenue Code which is available to substantially all United States employees including the executive officers), through the addition of a Company cash match at a rate of 100% of employee contributions up to 3% of the employee’s eligible compensation, and 50% of employee contributions which are in excess of such 3%, up to 5% of the employee’s eligible compensation, subject to Internal Revenue Code limits. The amounts contributed in fiscal year 2005 by the Company to certain persons listed in the Summary Compensation Table were $8,400 for Mr. Richey, $8,600 for Mr. Kretschmer and $8,329 for Ms. Barclay.
SEVERANCE PLAN
      The Company has established a Severance Plan (the “Plan”) covering the executive officers. Under the Plan, following an occurrence of a Change of Control (as defined in the Plan), each of the executive officers will be entitled to be employed by the Company for a two-year period, during which: (i) he or she will be paid a minimum base salary equal to his or her base salary prior to the Change of Control, and a minimum annual bonus based on the average of his or her bonuses during the last five preceding fiscal years, disregarding the highest and lowest such years, and (ii) he or she will continue to receive the employee benefits to which he or she was entitled prior to the Change of Control. During this employment period, if the executive officer’s employment is terminated by the Company other than for cause or disability, or the executive officer terminates his or her employment following certain actions by the Company, he or she will be entitled to receive, among other things: (i) two times his or her minimum annual base salary and an annual bonus, as defined in the Plan, and (ii) the continuation of his or her employee benefits for two years. The Company may amend the Plan, but no amendment adverse to the rights of the executive officers will be effective unless notice thereof has been given by the Company to the affected executive officer(s) at least one year prior to the occurrence of a Change of Control.
EMPLOYMENT AGREEMENTS
      The Company entered into employment agreements effective on or about November 1, 1999 with Messrs. Richey, Kretschmer, Muenster and Ms. Barclay. These employment agreements were amended to extend until November 2, 2004, and were further amended on May 5, 2004 to provide for automatic renewal after November 2, 2004 for subsequent one year periods unless a six month notice of non-renewal is given by the Company or the executive. The agreements provide for a base salary of not less than their fiscal year 1999 base salary, as increased in accordance with the Company’s compensation policy, and an annual bonus in accordance with the Performance Compensation Plan. These executives are also entitled to participate in any stock options, restricted stock or performance shares awards and other compensation as the Company’s Human Resources and Compensation Committee shall determine. They are also entitled to participate in all employee benefit programs of the Company applicable to senior executives, and the Company will continue to provide certain perquisites, including financial planning, an automobile allowance and clubs.
      The Company has the right to terminate the employment of the executive officers at any time upon thirty days notice for cause or without cause, and these executives have the right to resign at any time upon thirty days notice. If an executive’s employment is terminated by the Company other than for cause, or if an executive terminates his employment following certain actions by the Company, the executive will be entitled to receive certain benefits. In the case of such a termination, Mr. Richey and Mr. Kretschmer will receive for two years, and Mr. Muenster and Ms. Barclay will receive for one year: (i) the continuation of their then-current base salary and bonus (bonus calculated using the annual percentage of base salary under the Performance Compensation Plan for the last fiscal year prior to termination), (ii) immediate vesting of outstanding stock options and immediate vesting and payout of shares earned under the performance-accelerated restricted stock plan, and (iii) continuation of employee benefits and perquisites for the period of base salary continuation. If an executive’s employment is terminated in connection with a Change of Control (as defined), the executive will not receive the foregoing benefits, and will receive instead the benefits payable under the Company’s Severance Plan.
      All of the aforementioned agreements prohibit the executives from disclosing confidential information or trade secrets concerning the Company, and for a specific period from soliciting employees of the Company and from soliciting customers or distributors of the Company.

PERFORMANCE GRAPH
      The following graph presents a comparison of the cumulative total shareholder return on the Common Shares as measured against (i) the Standard & Poor’s 500 Stock Index (the “S&P 500 Index”), (ii) the Russell 2000 Index, (iii) the peer group included in last year’s performance graph (the “2004 Peer Group”) and (iv) a new peer group (the “2005 Peer Group”). The Company is not a component of the S&P 500 Index or either of the above peer groups, but it is a component of the Russell 2000 Index. The measurement period begins on September 30, 2000 and measures at each September 30 thereafter. These figures assume that all dividends, if any, paid over the measurement period were reinvested, and the starting value of each index and the investments in the Common Shares were $100 at the close of trading on September 30, 2000.

	9/00	9/01	9/02	9/03	9/04	9/05
ESCO Technologies Inc.	100	143.31	185.90	260.55	389.99	576.35
S&P 500	100	73.38	58.35	72.58	82.65	92.78
Russell 2000	100	78.79	71.46	97.55	115.86	136.66
2004 Peer Group	100	109.75	98.54	141.13	153.81	180.85
2005 Peer Group	100	95.76	89.53	119.71	144.94	182.61
      Effective with this proxy statement, the Company is changing (i) its comparative broad equity market index from the S&P 500 Index to the Russell 2000 Index because it believes the latter is more representative of the Company, and (ii) its peer group from the 2004 Peer Group to the 2005 Peer Group because it believes the latter also is more representative of the Company inasmuch as it comprises companies which, taken together, reflect all of the Company’s three industry segments. The 2004 Peer Group is composed of companies engaged in businesses similar to the Company’s Filtration/ Fluid Flow segment, but not engaged in businesses similar to either of the Company’s other two industry segments.
      The 2005 Peer Group is comprised of six companies, which correspond to the Company’s three industry segments as follows: Filtration/ Fluid Flow segment (40% of the Company’s 2005 total revenue) — Pall Corporation and Clarcor Inc.; Communications segment (32% of the Company’s 2005 total revenue) — Badger Meter Inc., Itron Inc. and Roper Industries Inc.; and Test segment (28% of the Company’s 2005 total revenue) — Tektronix Inc.

      In calculating the composite return of the 2005 Peer Group, the return of each company comprising the 2005 Peer Group is weighted by (i) its market capitalization in relation to the other companies in its corresponding Company industry segment, and (ii) the percentage of the Company’s 2005 total revenue represented by its corresponding Company industry segment.
      The 2004 Peer Group is comprised of Calgon Carbon Corporation, Clarcor Inc., Cuno Inc., Donaldson, Inc., Ionics Inc., Lydall Inc., Millipore Corp. and Pall Corporation.
Security Ownership Of Directors and Executive Officers
      The following table sets forth certain information with respect to the number of Common Shares (adjusted for the Stock Split) beneficially owned by the directors and executive officers of the Company as of December 12, 2005. Except as otherwise noted, each person has sole voting and investment power as to his or her shares.

	Number of		Percent
	Common Shares		of Outstanding
Name of Beneficial Owner	Beneficially Owned(1)		Common Shares

W.S. Antle III	32,089	(2)	(3)
A.S. Barclay	167,875		(3)
C.J. Kretschmer	195,296		(3)
J.M. McConnell	23,754	(4)	(3)
G.E. Muenster	212,690		(3)
V.L. Richey, Jr.	354,801		1.4%
L.W. Solley	11,000		(3)
J.M. Stolze	16,600	(5)	(3)
D.C. Trauscht	10,600		(3)
J.D. Woods	11,266		(3)
All directors and executive officers as a group (10 persons)	1,035,971		4.1%

(1)	Includes the following Common Shares covered by employee stock options which the individual has the right to acquire within 60 days after December 12, 2005: Ms. Barclay 79,214, Mr. Kretschmer 39,392, Mr. Muenster 77,720, Mr. Richey 136,050, and all directors and executive officers as a group 332,376.

(2)	Includes 16,497 stock equivalents credited to Mr. Antle’s deferred compensation account under the Compensation Plan for Non-Employee Directors.

(3)	The percentage of total outstanding Common Shares beneficially owned by this individual does not exceed 1%.

(4)	Includes 7,100 stock equivalents credited to Mr. McConnell’s deferred compensation account under the Compensation Plan for Non-Employee Directors.

(5)	Includes 11,000 stock equivalents credited to Mr. Stolze’s deferred compensation account under the Compensation Plan for Non-Employee Directors.
Security Ownership of Certain Beneficial Owners
      The following table sets forth certain information with respect to each person known by the Company to beneficially own more than five percent of the outstanding Common Shares:

	Number of		Percent of
Name and Address of	Common Shares		Outstanding
Beneficial Owner	Beneficially Owned		Common Shares

Columbia Wanger Asset Management, L.P.	3,646,600	(1)	14.3%
227 West Monroe, Suite 3000
Chicago, IL 60606

(1)	Based on information provided by Columbia Wanger Asset Management, L.P. (“CWAM”), an investment advisor to the following registered owners which may be deemed to be the beneficial owners of the shares: Columbia Acorn Fund, 2,100,000 shares; Oregon State Treasury, 200,000 shares; Columbia Acorn USA, 564,000 shares; Wanger Advisors Trust US Smaller Companies, 486,000 shares; Wanger Investment Company PLC, US Smaller Companies, 146,000 shares; Fairfax County Employees’ Retirement, 30,000 shares; Fleet Bank Pension, 28,600 shares; Optimum Small Cap Growth, 18,000 shares; Northeastern University, 10,000 shares; New America Small Caps, 60,000 shares; Banque du Louvre Multi Select, 4,000 shares. CWAM and its general partner, WAM Acquisition G.P., hold shared voting power and investment power with the registered owners as to the 3,646,600 shares.
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers and persons who own beneficially more than ten percent of any class of equity security of the Company to file with the Securities and Exchange Commission initial reports of such ownership and reports of changes in such ownership. Officers, directors and such beneficial owners are required by Securities and Exchange Commission regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended September 30, 2005, all Section 16(a) reports applicable to its officers, directors and greater than ten percent beneficial owners were timely filed.
II.     PROPOSAL TO APPROVE
THE INCENTIVE COMPENSATION PLAN FOR EXECUTIVE OFFICERS
      The Board of Directors unanimously recommends a vote FOR approval of the Incentive Compensation Plan For Executive Officers, which is described below.
      The purpose of the ESCO Technologies Inc. Incentive Compensation Plan For Executive Officers (the “Plan”) is to provide executive officers an annual cash incentive compensation which is based upon a participating employee’s performance and the performance of the Company during a fiscal year. In particular, the Plan is designed to (a) pay such officers a portion of their total compensation on the basis of (i) the Company’s performance during a given fiscal year based on objective criteria identified in the Plan as may be established by the Human Resources and Compensation Committee (“Committee”) from time to time, and (ii) in some cases, the demonstrated individual performance of the participating employee as measured against strategic management objectives; and (b) enable the Company to stay competitive with general industry trends in executive compensation.
      The Company is seeking approval of the Stockholders for the Plan such that Awards under the Plan will qualify as “performance-based” compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). See “Federal Income Tax Consequences” below. In implementing the annual cash incentive compensation objectives of the Company’s executive compensation program, the Committee may make Awards under both the Plan and the Company’s existing Performance Compensation Plan.
      The complete text of the Plan is set forth in Appendix A to this proxy statement. The following summary of certain provisions of the Plan is qualified by reference to the text of the Plan.
Eligibility
      Participation in the Plan is limited to those Covered Employees of the Company as the Committee determines upon recommendation by the Chief Executive Officer. The Company currently has four Covered Employees. Additions to or deletions from the Plan during a fiscal Year are made only in the event of an unusual circumstance, such as a promotion or new hire.

      A “Covered Employee” is an employee who, as of the last day of a fiscal year, is the Chief Executive Officer of the Company, or one of the other executive officers of the Company, as determined by the Company pursuant to the executive compensation disclosure rules under the Securities Exchange Act of 1934, or such other person defined as a “Covered Employee” under Section 162(m) of the Code.
Determination of Incentive Compensation Awards
      Awards to participating employees are based upon the accomplishment of specific performance objectives. During the first 90 days of a fiscal year, the Committee will establish, for such fiscal year, performance objectives based upon one or more of the criteria specified in the Plan. Performance criteria may be measured solely on a corporate, business unit or individual basis, or a combination thereof. Performance objectives need not be the same for all participating employees and may be established separately for the Company as a whole or for its various groups, divisions, subsidiaries and affiliates.
      Each of the performance objectives is to be specifically defined in advance by the Committee, and may include or exclude specified items of an unusual or non-recurring nature. No Award will be paid to any participating employee unless the applicable performance objective(s) are achieved and certified by the Committee or if the Plan is not approved by stockholders of the Company. In no event will the total amount payable under an Award to any participating employee for any fiscal year exceed $2,000,000.
      As soon as practicable after the end of each fiscal year, Awards for each participating employee for such fiscal year will be determined by the Committee. The Committee will certify in writing the achievement of the applicable performance objective(s) and the amount of any Awards payable to participating employees. Awards to such participating employees may be denied or adjusted downward by the Committee as, in the Committee’s sole judgment, is prudent based upon its assessment of the participating employee’s performance. The Committee will not have discretion to increase the amount of payment under an Award upon attainment of a performance objective.
Manner of and Time for Payments
      Awards will normally be paid in cash by November 30 following the end of each fiscal year. However, each participating employee will have the right to elect to defer all or part of his or her payment under the Award until the following January. Such election must be made no later than December 31 of the fiscal year with respect to which the Award is granted by filing with the designated executive compensation executive an executed form supplied by the Company. Except in the case of hardship described below, such election may only be revoked prior to December 31 of the fiscal year with respect to which the Award is granted. All elections (or revocations) must be made by filing with the executive compensation executive an executed form supplied by the Company.
      The Committee may direct, upon a showing of an emergency beyond the participating employee’s control which results in severe financial hardship, that a participating employee who has elected to defer payment until the following January receive so much of his or her payment prior to such time as will enable the participating employee to meet such emergency.
Vesting
      A participating employee must generally be an employee of the Company on the date the Award is payable although the Committee does have the sole discretion to direct that all or a portion of the Award be paid to an employee whose employment has terminated.
Administration of the Plan
      The overall administration and control of the Plan, including final determination of Awards to each participating employee, is the responsibility of the Committee. The executive compensation executive will be responsible for implementing the actions required under the Plan.

Federal Income Tax Consequences
      A participating employee recognizes compensation income at the time the Award is paid, and the Company is entitled to an income tax deduction of the same amount. Although Section 162(m) of the Code generally prohibits a deduction for compensation in excess of $1 million paid to a Covered Employee for any year there is an exception for “performance-based” compensation approved by stockholders of the Company. It is intended that all Awards payable to Covered Employees under the Plan qualify as performance-based compensation under Section 162(m).
Equity Compensation Plan Information
      The following table summarizes certain information regarding Common Shares that may be issued by the Company pursuant to its equity compensation plans existing as of September 30, 2005. All numbers of Common Shares included in the table and footnotes have been adjusted to reflect the Stock Split.

					Number of securities
					remaining available for
					future issuance under
	Number of securities to		Weighted-average		equity compensation
	be issued upon exercise		exercise price of		plans (excluding
	of outstanding options,		outstanding options,		securities reflected in
Plan Category	warrants and rights(1)		warrants and rights		column (a))(1)

	(a)		(b)		(c)
Equity compensation plans approved by security holders(2)	1,567,216	(3)	$20.4786	(4)	2,389,862	(5)(6)
Equity compensation plans not approved by security holders	0		N/A		331,000	(7)

Total	1,567,216		$20.4786		2,720,862

(1)	Number of Common Shares is subject to adjustment for any future changes in capitalization for stock splits, stock dividends and similar events.

(2)	Consists of the Company’s 1990, 1994 and 1999 Stock Option Plans, the 2001 Stock Incentive Plan and the 2004 Incentive Compensation Plan. The 1990, 1994 and 1999 Stock Option Plans and the 2001 Stock Incentive Plan have been amended without Stockholder approval in accordance with their terms, as follows: the Company’s 1990, 1994 and 1999 Stock Option Plans have been amended to provide for withholding, to provide for adjustment upon a special distribution and/or in certain other respects; the 1994 and 1999 Stock Option Plans have been amended to reflect the change of the Company’s name and the elimination of the Company’s common stock trust receipts; the 1994 Stock Option Plan was amended to permit the Human Resources and Compensation Committee (the “Committee”), in its discretion, to extend the period during which an optionee who terminates employment on account of retirement on or after age 60 may exercise his stock option to five years after retirement, but before ten years from the date of grant; and the 1990, 1994 and 1999 Stock Option Plans and the 2001 Stock Incentive Plan were amended to authorize the Committee to delegate to the Chief Executive Officer the power to delegate to other employees the power to extend a stock option beyond termination of employment for persons who are not “officers” as defined in Rule 16a-1 under the Exchange Act; and the 1994 and 1999 Stock Option Plans and the 2001 Stock Incentive Plan have been amended to authorize the Committee to delegate to the Chief Executive Officer the power to grant stock options to persons who are not such “officers”, with the limitation of 10,000 shares per award and 100,000 shares awarded in the aggregate in any fiscal year.

(3)	Includes 243,336 Common Shares issuable in connection with the vesting and distribution of outstanding performance-accelerated restricted share awards under the Company’s 2001 Stock Incentive Plan.

(4)	Does not include 243,336 Common Shares issuable in connection with the vesting and distribution of outstanding performance-accelerated restricted share awards under the 2001 Stock Incentive Plan, for which there are no exercise prices.

(5)	Comprises 9,514 Common Shares under the 1999 Stock Option Plan, 420,348 Common Shares under the 2001 Stock Incentive Plan and 1,960,000 Common Shares under the 2004 Incentive Compensation Plan.

(6)	Does not include shares that may be purchased on the open market pursuant to the Company’s Employee Stock Purchase Plan (the “ESPP”). Under the ESPP, participants may elect to have up to 10% of their current salary or wages withheld and contributed to one or more independent trustees for the purchase of Common Shares. At the discretion of an officer of the Company, the Company or a domestic subsidiary or division may contribute cash in an amount not to exceed 20% of the amounts contributed by participants. The total number of Common Shares purchased with the Company’s matching contributions, however, may not exceed 183,446. As of September 30, 2005, 17,044 shares had been purchased with the Company’s matching funds.

(7)	Represents Common Shares issuable pursuant to the Compensation Plan for Non-Employee Directors (the “Compensation Plan”), which provides for each director to be paid (in addition to other fees) an annual retainer fee payable partially in cash and partially in Common Shares. Periodically, the Human Resources and Compensation Committee of the Board of Directors determines the amount of the retainer fee and the allocation of the fee between cash and Common Shares. The maximum number of Common Shares available for distribution under the Compensation Plan is 400,000 shares. The stock portion of the retainer fee is distributable in quarterly installments. Directors may elect to defer receipt of all of their cash compensation and/or all of the stock portion of the retainer fee. The deferred amounts are credited to the director’s deferred compensation account in stock equivalents. Deferred amounts are distributed in Common Shares or cash at such future dates as specified by the director unless distribution is accelerated in certain circumstances, including a change in control of the Company. The stock portion which has been deferred may only be distributed in Common Shares.
III.     PROPOSAL TO RATIFY COMPANY’S SELECTION OF KPMG LLP
AS INDEPENDENT AUDITORS FOR FISCAL YEAR 2006
      The Board of Directors unanimously recommends a vote FOR ratification of the selection of KPMG LLP as independent auditors for the fiscal year ending September 30, 2006.
      The Audit and Finance Committee has appointed KPMG LLP, an independent registered public accounting firm, as independent auditors of the Company for the fiscal year ending September 30, 2006.
      KPMG LLP or its predecessor firms have served as the independent auditors of the Company since its incorporation in 1990. A representative of KPMG LLP is expected to be present at the 2006 Annual Meeting with the opportunity to make a statement and respond to appropriate questions from Stockholders.
      Although this appointment is not required to be submitted to a vote of Stockholders, the Board of Directors believes it is appropriate to request that the Stockholders ratify the appointment of KPMG LLP as independent auditors of the Company for the fiscal year ending September 30, 2006. If the Stockholders do not ratify, the Audit and Finance Committee will investigate the reasons for Stockholder rejection and will reconsider the appointment.
IV.     INDEPENDENT AUDITORS
      KPMG LLP was the Company’s independent auditors for the fiscal year ended September 30, 2005, and the Audit and Finance Committee (the “Committee”) has selected them as independent auditors for the year ending September 30, 2006. The Committee has adopted pre-approval policies and procedures requiring that the Committee pre-approve all audit and non-audit services. In accordance with this policy, the Committee has pre-approved and has set specific quarterly limitations on fees for the following categories of services: general accounting and SEC consultation, compliance with pertinent legislation, general taxation matters and tax returns. Services which have not received specific pre-approval by the Committee must receive such approval prior to the rendering of the services.

      The following fees were paid to KPMG LLP for services rendered for each of the last two fiscal years:

	2005	2004

Audit Fees	$924,000	512,000
Audit-Related Fees	3,000	200,000
Tax Fees	85,000	68,500
Financial Information Systems Design and Implementation Fees	—	—
All Other Fees	—	—

Total KPMG LLP Fees Paid	$1,012,000	780,500

      Audit Fees primarily represent amounts paid for the audit of the Company’s annual financial statements, reviews of SEC Forms 10-Q and 10-K, statutory audit requirements at certain non-United States locations, and attestation of management’s report on internal controls over financial reporting pursuant to Sarbanes-Oxley Section 404 procedures. The increase in audit fees from 2004 to 2005 resulted primarily from increased services related to Section 404 compliance.
      Audit-Related Fees represent amounts paid for services that are related to the performance of the audit, including audits of benefit plans, review of general accounting matters and bank debt compliance letters.
      Tax Fees represent amounts paid for tax services, including tax advice and tax return assistance.
      In the process of the appointment of KPMG LLP as the Company’s independent auditors for the fiscal year ending September 30, 2006, the Committee has determined that the non-audit services provided by KPMG LLP are compatible with maintaining the independence of KPMG LLP.
V.     VOTING
      The affirmative vote of the holders of a majority of the Common Shares entitled to vote which are present in person or represented by proxy at the 2006 Annual Meeting is required to elect directors, to approve the Incentive Compensation Plan For Executive Officers (the “Plan”), to ratify the Company’s selection of independent auditors for fiscal 2006, and to act on any other matters properly brought before the meeting. Common Shares represented by proxies which are marked “withhold authority” with respect to the election of any one or more nominees for election as directors, proxies which are marked “Abstain” on the proposal to approve the Plan and on the proposal to ratify the selection of independent auditors, and proxies which are marked to deny discretionary authority on other matters will be counted for the purpose of determining the number of shares represented by proxy at the meeting. Such proxies will thus have the same effect as if the Common Shares represented thereby were voted against such nominee or nominees, against such proposal to approve the Plan, against such proposal to ratify the selection of independent auditors, and against such other matters, respectively. Common Shares not voted on one or more but less than all such matters on proxies returned by brokers will be treated as not represented at the meeting as to such matter or matters.
      The Company knows of no other matters to come before the meeting. If any other matters properly come before the meeting, the proxies solicited hereby will be voted on such matters in accordance with the judgment of the persons voting such proxies.
VI.     STOCKHOLDER PROPOSALS
      Proposals of Stockholders intended to be presented at the 2007 Annual Meeting must be received by the Company by August 28, 2006 for inclusion in the Company’s proxy statement and form of proxy relating to that meeting. Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and form of proxy in accordance with regulations governing the solicitation of proxies.

      In order for a Stockholder to nominate a candidate for director, under the Company’s Articles of Incorporation, timely notice of the nomination must be given to the Company in advance of the meeting. Ordinarily, such notice must be given not less than 60 nor more than 90 days before the meeting (but if the Company gives less than 50 days notice or prior public disclosure of the date of the meeting, then the Stockholder must give such notice within ten days after notice of the meeting is mailed or other public disclosure of the meeting is made, whichever occurs first). The Stockholder filing the notice of nomination must describe various matters regarding the nominee, including such information as name, address, occupation and shares held.
      In order for a Stockholder to bring other business before a Stockholder meeting, timely notice must be given to the Company within the time limits described above. Such notice must include a description of the proposed business, the reasons therefor and other specified matters. The Board may reject any such proposals that are not made in accordance with these procedures or that are not a proper subject for Stockholder action in accordance with the provisions of applicable law. These requirements are separate from and in addition to the requirements a Stockholder must meet to have a proposal included in the Company’s proxy statement. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the Securities and Exchange Commission relating to the exercise of discretionary voting authority.
      In each case, the notice must be given to the Secretary of the Company, whose address is 9900A Clayton Road, St. Louis, Missouri 63124-1186. Any Stockholder desiring a copy of the Company’s Articles of Incorporation or Bylaws will be furnished one without charge upon written request to the Secretary.

APPENDIX A
ESCO TECHNOLOGIES INC.
INCENTIVE COMPENSATION PLAN
FOR EXECUTIVE OFFICERS

I.	PURPOSE
      The purpose of this ESCO Technologies Inc. Incentive Compensation Plan For Executive Officers is to provide an annual cash incentive compensation plan which is based upon a participating employee’s performance and the performance of the Company during a Fiscal Year. In particular, the Plan is designed to (a) pay such employees a portion of their total compensation on the basis of (i) the Company’s performance during a given Fiscal Year based on objective criteria as identified in Section IV as may be established by the Committee from time to time, and (ii) in some cases, the demonstrated individual performance of the participating employee as measured against strategic management objectives; and (b) stay competitive with general industry trends in executive compensation.

II.	DEFINITIONS
      The following words shall have the following meanings unless the context clearly requires otherwise:

A. “Board of Directors” means the Board of Directors of ESCO Technologies Inc.

B. “Executive Compensation Executive” means the Executive Compensation Executive of ESCO Technologies Inc.

C. “Chief Executive Officer” means the Chief Executive Officer of ESCO Technologies Inc.

D. “Committee” means the Human Resources and Compensation Committee of the Board of Directors of ESCO Technologies Inc., which is comprised of members who are both not eligible to participate in the Plan, and who are outside Directors within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

E. “Company” means ESCO Technologies Inc., a Missouri Corporation.

F. “Covered Employee” means an employee who, as of the last day of a Fiscal Year, is the Chief Executive Officer of the Company, or one of the other executive officers of the Company, as determined by the Company pursuant to the executive compensation disclosure rules under the Securities Exchange Act of 1934, or such other person defined as a “Covered Employee” under Section 162(m) of the Internal Revenue Code of 1986, as amended.

G. “Fiscal Year” means the Fiscal Year of the Company which is currently the twelve-month period ending September 30.

H. “Incentive Compensation Award” means the amount payable to a participating employee under the Plan.

I. “Plan” means this ESCO Technologies Inc. Incentive Compensation Plan for Executive Officers.

III.	ELIGIBILITY
      Participation in the Plan shall be limited to those Covered Employees of the Company as the Committee shall determine upon recommendation by the Chief Executive Officer. Additions or deletions to the Plan during a Fiscal Year shall be made only in the event of an unusual circumstance, such as a promotion or new hire.

IV.	DETERMINATION OF INCENTIVE COMPENSATION AWARDS
      Incentive Compensation Awards to participating employees shall be based upon the accomplishment of specific performance objectives. During the first 90 days of a Fiscal Year, the Committee shall establish, for such Fiscal Year, performance objectives based upon one or more of the following criteria: earnings per share; sales; earnings; cash flow; profitability; customer satisfaction; investor relations; revenues; financial return ratios; market performance; shareholder return and/or value; operating profits (including earnings before income taxes, depreciation and amortization); net profits; earnings per share growth; profit returns and margins; stock price; working capital; business trends; production cost; project milestones; plant and equipment performance; safety; environment; gross margin; operating margin; net margin; expense margins; EBIT margin; EBIT growth; EBITDA margin; EBITDA growth; NOPAT margin; GOPAT; NIBCLs; net assets; working capital; asset turnover; working capital turnover; accounts receivable turnover; accounts payable turnover; inventory turnover; inventory days outstanding; accounts receivable days outstanding; accounts payable days outstanding; debt to equity; debt to capital; current ratio; return on equity; return on assets; return on net assets; return on invested capital; return on gross assets; cash flow return on investment; cash value added; price to earnings ratio; market to book ratio; market to capital ratio; cost of capital; cost of debt; cost of equity; market risk premium; stock price appreciation with or without divisions; total shareholder return; economic value added; economic profit; sales growth percents; ESS growth percents; cash flow growth year over year; return on total capital; or any combination of the foregoing. Performance criteria may be measured solely on a corporate, business unit or individual basis, or a combination thereof. Performance objectives need not be the same in respect for all participating employees and may be established separately for the Company as a whole or for its various groups, divisions, subsidiaries and affiliates. Each of the performance objectives is to be specifically defined in advance by the Committee, and may include or exclude specified items of an unusual or non-recurring nature. No award shall be paid to any participating employee unless the applicable performance objective(s) are achieved and certified by the Committee or if the Plan is not approved by stockholders of the Company. In no event shall the total amount payable under an Incentive Compensation Award to any participating employee for any Fiscal Year exceed $2,000,000.
      As soon as practicable after the end of each Fiscal Year, Incentive Compensation Awards for each participating employee for such Fiscal Year shall be determined by the Committee. The Committee shall certify in writing the achievement of the applicable performance objective(s) and the amount of any Awards payable to participating employees. Incentive Compensation Awards to such participating employees may be denied, or adjusted downward by the Committee, as, in the Committee’s sole judgment, is prudent based upon its assessment of the participating employee’s performance. The Committee shall not have discretion to increase the amount of payment under an Incentive Compensation Award upon attainment of a performance objective.

V.	MANNER OF AND TIME FOR PAYMENTS.
      Incentive Compensation Awards will normally be paid in cash by November 30 following the end of each Fiscal Year. However, each participating employee shall have the right to elect to defer all or part of his or her payment under the Award until the following January. Such election must be made no later than December 31 following the end of the Fiscal Year with respect to which the Incentive Compensation Award is granted by filing with the Executive Compensation Executive an executed form supplied by the Company. Except in the case of hardship described below, such election may only be revoked prior to December 31 following the end of the Fiscal Year with respect to which the Incentive Compensation Award is granted. All elections (or revocations) hereunder must be made by filing with the Executive Compensation Executive an executed form supplied by the Company.
      The Committee may direct, upon a showing of an emergency beyond the participating employee’s control which results in severe financial hardship, that a participating employee who has elected to defer payment until the following January receive so much of his or her payment prior to such time as will enable the participating employee to meet such emergency.

VI.	DESIGNATION OF BENEFICIARY
      If a participating employee dies prior to receiving the entire amounts due under the Plan, the unpaid amounts will be paid in a lump sum to his or her beneficiary at the time such amounts would have been paid to the participating employee.
      Each participating employee shall have the right to designate a beneficiary, and to change such beneficiary from time to time, by filing a request in writing with the Executive Compensation Executive. In the event the participating employee shall not have so designated a beneficiary, or in the event a beneficiary so designated shall predecease the participating employee, the amounts otherwise payable to such beneficiary shall be paid to the person in, or divided equally among, the first of the following classes of successive preference beneficiaries in which there shall be any person surviving such participating employee:

(a) the participating employee’s spouse

(b) the participating employee’s children

(c) the participating employee’s executors or administrators.
      The share payable to any minor pursuant to the provisions hereof may be paid to such adult or adults as, in the opinion of the Executive Compensation Executive, have assumed the custody and principal support of such minor.

VII.	ADMINISTRATION OF THE PLAN
      The overall administration and control of the Plan, including final determination of Incentive Compensation Awards to each participating employee, is the responsibility of the Committee. The Executive Compensation Executive shall be responsible for implementing the actions required under the Plan.

VIII.	VESTING
      A participating employee must be an employee of the Company on the date the award is payable pursuant to Section V hereof. The final determination as to Awards to be granted, and if so, the amount of such Awards, shall be made by the Committee. Notwithstanding any other provision hereof, and in accordance with this Section VIII, in the event a participating employee terminates or is terminated by the Company before or after the end of the Fiscal Year for any reason, including, but not limited to, retirement, disability, or death, the Committee shall have the sole discretion as to whether any such Award shall be paid, and, if so, the amount of such payment and the time such Award shall be paid, but not later than the date described in Section V, and provided that the provisions of Section IV are satisfied.

IX.	AMENDMENT OR TERMINATION
      The Plan may be amended or terminated at any time by action of the Committee. Provided, that no such action shall cause any payment under an Incentive Compensation Award to fail to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended.

X.	STOCKHOLDER APPROVAL
      The Plan is subject to the approval of the Stockholders of the Company. No payment shall be made under the Plan without such Stockholder approval.

XI.	MISCELLANEOUS

A. All payments under the Plan shall be made from the general assets of the Company. To the extent any person acquires a right to receive payments under the Plan, such right shall be no greater than that of an unsecured general creditor of the Company.

B. Nothing contained in the Plan and no action taken pursuant thereto shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any other person.

C. No amount payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, either voluntary or involuntary, and any attempt to so alienate, anticipate, sell, transfer, assign, pledge, encumber or charge the same shall be null and void. No such amount shall be liable for or subject to the debts, contracts, liabilities, engagements, or torts of any person to whom such benefits or funds are or may be payable.

D. Nothing contained in the Plan shall be construed as conferring upon any participating employee the right to continue in the employ of the Company nor to limit the right of the Company to discharge the participating employee at any time, with or without cause.

E. The Plan shall be construed and administered in accordance with the laws of the State of Missouri, without regard to the principles of conflicts of law which might otherwise apply.

REVOCABLE PROXY
ESCO TECHNOLOGIES INC.

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE

     The undersigned, as holder of record of the common stock of ESCO TECHNOLOGIES INC. (the “Company”), does hereby appoint V.L. Richey, Jr., C.J. Kretschmer and A.S. Barclay, or any of them, the true and lawful attorneys in fact, agents and proxies of the undersigned to represent the undersigned at the Annual Meeting of Stockholders of the Company, to be held on February 2, 2006, commencing at 9:30 A.M., St. Louis time, at the Hilton St. Louis Frontenac Hotel, 1335 South Lindbergh Blvd., St. Louis County, Missouri 63131 and at any and all adjournments of such meeting, and to vote all the shares of common stock of the Company standing on the register of the Company’s stock transfer agent in the name of the undersigned as follows, and in their discretion on such other business as may properly come before the meeting:

Please be sure to date and sign this Proxy in the box below.	Date

Stockholder sign above	Co-holder (if any) sign above

			With-	For All
		For	hold	Except
1.	Election of Directors of all nominees listed (except as marked to the contrary below):	☐	☐	☐
C. J. KRETSCHMER   J.M. MCCONNELL   D. C. TRAUSCHT
INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

		For	Against	Abstain
2.	Approval of Incentive Compensation Plan For Executive Officers	☐	☐	☐

3.	Ratification of Company’s Selection of KPMG LLP as Independent Auditors for Fiscal Year Ending September 30, 2006	☐	☐	☐
MANAGEMENT RECOMMENDS A VOTE FOR THE
ABOVE PROPOSALS.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.
     The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting and accompanying Proxy Statement dated December 21, 2005.
     The proxies will vote your common stock in the manner directed herein by the undersigned Stockholder.
     If no direction is made, this proxy will be voted FOR each of Proposals 1, 2 and 3.
     Please sign exactly as your name appears on this form. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If signing on behalf of a corporation, please sign in full corporate name by President or other authorized officer. If signing on behalf of a partnership, please sign in partnership name by authorized person.

+	+

▲ Detach above form, sign, date and mail in postage paid envelope provided. ▲
ESCO TECHNOLOGIES INC.

PLEASE ACT PROMPTLY
SIGN, DATE & MAIL YOUR PROXY FORM TODAY
December 21, 2005
Dear Stockholder:
     The Annual Meeting of Stockholders of ESCO Technologies Inc.will be held at the Hilton St. Louis Frontenac Hotel, 1335 South Lindbergh Blvd., St. Louis County, Missouri 63131 at 9:30 A.M., St. Louis time, on Thursday, February 2, 2006.
     It is important that your shares are represented at this meeting. Whether or not you plan to attend the meeting, please review the enclosed proxy materials, complete the attached proxy form above, and return it promptly in the envelope provided.
     Thank you.
IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.